SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

GEORGIA-CAROLINA BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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VOTING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

GEORGIA-CAROLINA BANCSHARES, INC.
2805 Wrightsboro Road
Augusta, Georgia 30909

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 24, 2005

     The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the “Company”) will be held on Tuesday, May 24, 2005 at 2:00 p.m., at the Radisson Riverfront Hotel, the Walsh Room, Two Tenth Street, Augusta, Georgia 30901 for the following purposes:

(1)	To elect five Class II directors to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified; and

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 5, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

     A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,
/s/ Patrick G. Blanchard
Patrick G. Blanchard
President and Chief Executive Officer

Augusta, Georgia
April 19, 2005

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, sign, date and promptly mail the enclosed proxy in the accompanying postage paid envelope. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

GEORGIA-CAROLINA BANCSHARES, INC.
2805 Wrightsboro Road
Augusta, Georgia 30909

ANNUAL MEETING OF SHAREHOLDERS
May 24, 2005

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the “Company”) for use in voting at the Annual Meeting of Shareholders to be held at 2:00 p.m. on Tuesday, May 24, 2005, at the Radisson Riverfront Hotel, the Walsh Room, Two Tenth Street, Augusta, Georgia 30901, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of Shareholders. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 27, 2005. The address of the principal executive offices of the Company is 2805 Wrightsboro Road, Augusta, Georgia 30909.

     All information in this proxy statement regarding the Company’s common stock reflects the 5-for-4 stock split effected on April 1, 2005.

VOTING

Voting and the Revocability of Proxies

     When proxy cards are properly executed, dated and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholders. If no specific instructions are given the shares will be voted FOR the election of the nominees for directors set forth herein. In addition, if other matters come before the Annual Meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date.

Quorum; Required Vote; Abstentions and Broker Non-Votes

     The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock as of the record date is necessary to constitute a quorum. Shareholders will be counted as present at the Annual Meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of the common stock is required for the election of directors. The affirmative vote of a majority of all votes cast at the Annual Meeting by the holders of the Company’s common stock is required to approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

Record Date and Share Ownership

     The record of shareholders entitled to vote at the Annual Meeting was taken on April 5, 2005. On that date, the Company had outstanding and entitled to vote 3,320,452 shares of common stock, with each share entitled to one vote.

Expenses of Solicitation

     The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors of the Company, pursuant to the Company’s Bylaws, has set the number of directors to serve for the next year at eighteen, five of whom are to be elected at the Annual Meeting. The Company’s Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company’s Board of Directors are elected each year at the Company’s annual meeting of shareholders, to serve a three-year term. The term of the Class II directors will expire at the Annual Meeting, and five of the six Class II directors have been nominated for reelection. George O. Hughes, one of the six Class II directors whose term will expire at the Annual Meeting, will step down from the board on the date of the Annual Meeting. Each Class II director elected will serve for a term of three years and until his successor is elected and qualified.

     In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than five nominees. The Board of Directors recommends the election of the five nominees listed below. Management of the Company has no reason to believe that any nominee will not serve if elected.

     The following persons have been nominated for re-election to the Board of Directors as Class II directors:

     Larry DeMeyers, age 59, has been a director of the Company since February 1999. Mr. DeMeyers served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from those positions in November 1997. Mr. DeMeyers was associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is a past President and a member of the Augusta Kiwanis Club and Augusta Country Club. He currently is Chairman of the Business Advisory Board of Augusta State University and is Chairman and President of the CSRA Alliance for Fort Gordon, Inc. He is also a trustee and an active member of Reid Memorial Presbyterian Church.

     J. Randal Hall, age 46, has been a director of the Company since December 1997. Mr. Hall is an attorney at law with the law firm of Warlick, Tritt, Stebbins & Hall, LLP, which he joined in January 2004. Prior to that, Mr. Hall was a partner in the law firm of Hunter, Maclean, Exley & Dunn, P.C. Warlick, Tritt, Stebbins & Hall, LLP provides legal services to the Bank. From January 2003 through January 2005, Mr. Hall served in the State Senate for the 22nd District of Georgia. From 1985 to 1996, Mr. Hall served as Corporate Vice President and legal counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the board of Augusta

Southern National, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is past Chairman of the Augusta-Richmond County Planning Commission.

     George H. Inman, age 73, has been a director of the Company since December 1997. Mr. Inman presently serves as Vice Chairman of the Board of Directors of the Company. Mr. Inman retired in May 1997 as Chairman of Club Car, Inc., an Augusta, Georgia manufacturer of golf cars and utility vehicles. Mr. Inman had been employed by Club Car since 1978. For a number of years he served on the board of directors of Junior Achievement of Augusta and the board of directors of the Augusta Chamber of Commerce. Mr. Inman also served on the board of directors of Bankers First Savings Bank in Augusta for approximately nine years. He presently serves on the board of directors of Amerace Products, L.P., an industrial manufacturer.

     James L. Lemley, M.D., age 46, has been a director of the Company since the Company commenced operations in February 1997. Dr. Lemley has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia’s Schools of Nursing, Medicine and Allied Health.

     Julian W. Osbon, age 65, has been a director of the Company since December 1997. Mr. Osbon is Chairman and Chief Executive Officer of Osbon & Associates, a holding company that owns and operates Augusta Medical Systems, Hancock Mill Development Company, Professional Property Management Co. and The Marbury Center. In addition, Mr. Osbon serves as Chairman and Chief Executive Officer of Accelerated Pharmaceuticals, a biotech startup company with proprietary technology for drug discovery based on computer modeling. Mr. Osbon is a former Chairman of CSRA Community Foundation, University Health Care Foundation, Historic Augusta, Inc., Augusta History Museum and Augusta Tomorrow. He currently serves as a member of the Wofford College board of trustees and the Medical College of Georgia Research Institute board. He is a former recipient of the “State of Georgia SBA Business Person of the Year” award, and was selected as the recipient of the “Spirit of Georgia” award for economic contributions to the State. He was appointed by the Governor of Georgia in 1999 to chair a Georgia Senate Joint Study Group to make recommendations about the future of the Medical College of Georgia and other Augusta area hospitals. The Georgia Cancer Initiative resulted from that effort, as did the separation of the MCG Hospitals into a stand-alone profit center. He also served in 2000 as a member of the MCG Presidential Search Committee. Mr. Osbon was also awarded the “Presidential E” award by the President of the United States for innovative contributions to U.S. Exports, and has been featured in business articles in The Wall Street Journal.

     The Board of Directors of the Company recommends that the Company’s shareholders vote “FOR” the election of the nominees listed above.

     Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the Annual Meeting:

Class I Directors, serving for a term expiring at the 2007 Annual Meeting of Shareholders:

     Phillip G. Farr, age 56, has been a director of the Company since the Company commenced operations in February 1997. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995. Mr. Farr founded a local certified public accounting firm in 1975 in Thomson, Georgia and has been the managing principal since that time.

     Samuel A. Fowler, Jr., age 58, has been a director of the Company since the Company commenced operations in February 1997. Mr. Fowler serves as the Chairman of the Board of Directors of the Company. Mr. Fowler is currently a member in the Thomson, Georgia law firm of Fowler & Wills, L.L.C. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills, L.L.C. provides legal services to the Bank.

     Arthur J. Gay, Jr., age 58, has been a director of the Company since December 1997. Mr. Gay is President and Chief Executive Officer of T and T Associates, Inc., a land developing and consulting firm that he founded in 1996. From 1970 to 1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

     Joseph D. Greene, age 64, has been a director of the Company since the Company commenced operations in February 1997. Mr. Greene is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the board of directors of Healthcare Georgia Foundation, St. Joseph’s Hospital, the CSRA Community Foundation, the National Science Center’s Fort Discovery, the University of Georgia Terry College of Business, Director of The Center for Economic Education at Augusta State University and the President-Elect of the Rotary Club of Augusta.

     Hugh L. Hamilton, Jr., age 51, has been a director of the Company since December 1997. Mr. Hamilton was President of Augusta Bag Co. from 1989 until 1996. From 1996 until 1999, he was the General and Operations Manager for Intertape Polymer Group, a manufacturing firm in Evans, Georgia. Since December 1999, Mr. Hamilton has been President of Environmental Management & Design. Mr. Hamilton is active in the community with past service on various boards including past President of the Boys and Girls Club. He currently is a member of the Exchange Club of Augusta and serves on the board of directors of Tuttle-Newton Home, Augusta Preparatory Day School and University Hospital.

     William G. Hatcher, age 79, has been a director of the Company since December 1997. Mr. Hatcher is the Chief Executive Officer of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973. In 1998, MAU won the 1998 Kennesaw State University “Medium-Sized Family Business of the Year Award” for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the board of directors for the Boys Club for 31 years.

     Remer Y. Brinson, III, age 44, has served as the President of the Bank since October 1999 and as Chief Executive Officer of the Bank since July 2001. Mr. Brinson also serves on the Bank’s Board of Directors. Prior to joining the Bank, Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust, until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. Active in the community, Mr. Brinson serves on the board of directors of Sacred Heart Cultural Center, CSRA Development Companies, Red Cross of Augusta, the Augusta Chamber of Commerce, the Augusta Symphony, and Interfaith Hospitality Network of Augusta and serves as Chairman of the Richmond County Historical Society Foundation.

Class III Directors, serving for a term expiring at the 2006 Annual Meeting of Shareholders:

     Patrick G. Blanchard, age 61, has served as President and Chief Executive Officer and a director of the Company since October 1997. Mr. Blanchard also serves as Vice Chairman of the Board of Directors of the Bank. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions, including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988, and president of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is a past President of the Columbia County Chamber of Commerce and a past Chairman of the Board of the Metro Augusta Chamber of Commerce. He recently served as Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named “1994 CEO of the Year” by the Augusta Business Journal and “1995 Sponsor of the Year” by Credit Professionals International of Georgia. He was recognized by the International Fraternity of Delta Sigma Phi as the 1999 recipient of their National Career Achievement Award.

     David W. Joesbury, Sr., age 55, has been a director of the Company since the Company commenced operations in February 1997. From 1997 to 1999, Mr. Joesbury served as Chairman of the Board of Directors of the Company and the Bank. Mr. Joesbury is President of Joesbury Insurance Agency, Inc., an independent insurance agency founded in 1951 by his father and two partners. He has previously served as Chairman of the Administrative Board of Thomson First United Methodist Church, Chairman of the Board of Thomson-McDuffie County Chamber of Commerce and president of Thomson Rotary Club.

     John W. Lee, age 66, has been a director of the Company since December 1997. Mr. Lee currently serves as Chairman of the Board of Directors of the Bank. Mr. Lee retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. Mr. Lee previously served on the boards of directors of the Bank of Thomson and Allied Bancshares, Inc. Mr. Lee is a member of the board of directors of CSRA Community Foundation.

     A. Montague Miller, age 65, has been a director of the Company since May 2002. Mr. Miller is currently of Counsel to the Augusta, Georgia law firm of Tucker, Everitt, Long, Brewton & Lanier. In May 2001, Mr. Miller retired as President and Chief Executive Officer of Club Car, Inc., a leading manufacturer of golf cars and utility vehicles in Augusta, Georgia, where he also served as Senior Vice President, President and Chief Operating Officer until his promotion to Chief Executive Officer in 1995. From 1971 to 1990, Mr. Miller was a partner in the Augusta, Georgia law firm of Dye, Miller, Tucker & Everitt, and its predecessors. Mr. Miller is a native of Augusta, Georgia and holds a B.B.A. and J.D. degree from the University of Georgia. He is a member of Reid Memorial Presbyterian Church.

     Robert N. Wilson, Jr., age 53, has been a director of the Company since the Company commenced operations in February 1997. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991. Mr. Wilson has served as manager and broker of the Wilson Company, a Thomson, Georgia real estate and insurance business, since 1982. Mr. Wilson owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties. Mr. Wilson serves on the Downtown Development Authority and is actively involved with the Housing Authority of the City of Thomson, where he serves as Chairman of the Board of Directors. He is President of Classic South Board of Realtors. Mr. Wilson is active at First United Methodist Church and serves as an at-large member of the church council. Mr. Wilson is Past President of Thomson Rotary Club and past Secretary of McDuffie County Hospital Authority.

     Bennye M. Young, age 62, has been a director of the Company since February 1999. Ms. Young was an educator in DeKalb, Richmond and McDuffie counties from 1966 until she retired in 1980.

Retiring Director

     The term of office of George O. Hughes will expire at the Annual Meeting, and Mr. Hughes will retire from the Board at that time. Mr. Hughes, age 81, has been a director of the Company since the Company commenced operations in February 1997. Mr. Hughes is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947. Mr. Hughes serves on the executive committee of the State Department of Human Resources and as Chairman of the Board of the Department of Family & Children Services. He also serves on the McDuffie County Industrial Development Authority Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

     The Company’s Board of Directors presently consists of nineteen members. The Board of Directors held ten meetings during the year ended December 31, 2004. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he or she served, with the exception of Mr. Hatcher, who attended 69%, Mr. Hall, who attended 60%, and Dr. Lemley, who attended 65% of such meetings. It is a policy of the Company that the Company’s directors attend the annual meetings of shareholders, and all of the Company’s directors attended the 2004 annual meeting of shareholders.

Board Independence

     The Board has determined that each of its members other than Patrick G. Blanchard, the Company’s President and Chief Executive Officer, and Remer Y. Brinson, the President and Chief Executive Officer of the Bank, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the National Association of Securities Dealers’ listing standards, as currently in effect.

Committees of the Board of Directors

     The Board of Directors of the Company has a standing Audit Committee, Executive Committee and Stock Option Committee. The Board does not have a Compensation Committee or Nominating Committee, as the responsibilities which would normally be served by such committees are served by the Company’s entire Board of Directors.

     The Audit Committee, which met seven times during 2004, reviews the affairs of the Company with the Company’s independent auditors, including a review of the accounts of the Company and the overall financial condition of the Company. The committee also examines the Company’s internal controls to determine whether adequate safeguards are in place, and determines whether officers and employees of the Company have provided adequate cooperation and assistance to the Company’s independent auditors. The Audit Committee reviews and pre-approves all audit and non-audit services performed by the Company’s accountants, or other accounting firms, other than as may be allowed by applicable law. The Audit Committee’s current members are Phillip G. Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George O. Hughes, George H. Inman, James L. Lemley, M.D. and A. Montague Miller. The Board has also determined that Phillip G. Farr is an “audit committee financial expert,” as defined by SEC rules. The Board of Directors has adopted an Audit Committee Charter, a copy of which is attached to the proxy statement for the Company’s 2004 Annual Meeting of Shareholders.

     The Executive Committee, which met seven times during 2004, has the power and authority to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee also reviews significant corporate matters, planning and strategies and recommends action as appropriate to the Board of Directors. The Executive Committee’s current members are Patrick G. Blanchard, Remer Y. Brinson III, Samuel A. Fowler, Jr., Joseph D. Greene, J. Randal Hall, George H. Inman, David W. Joesbury, Sr., and John W. Lee.

     The Stock Option Committee, which met three times during 2004, has been assigned the functions of administering the Company’s 1997 Stock Option Plan and 2004 Incentive Plan. The Stock Option Committee’s current members are Phillip G. Farr, J. Randal Hall, William G. Hatcher Sr., David W. Joesbury, Sr., James L. Lemley, M.D. and A. Montague Miller.

Nomination of Directors

     The Company does not have a Nominating Committee or a charter governing the nominating process. Director selection and review is conducted by the entire Board of Directors. The Company believes that this is adequate for a small community financial institution. Each member of the Board of Directors has a long-standing relationship with the Company or the Bank as either a director or officer, and the Company believes that these directors acting as a group are capable of evaluating the performance of the current Board, the qualifications of proposed director nominees and of determining the need for additional directors.

     Nominations by the Board. In the case of incumbent directors whose terms are set to expire, the remaining directors on the Board will review such directors’ overall service to the Company during their term, including the number of meetings attended, their level of participation, quality of their performance and any transactions between such directors and the Company during their term in determining whether or not such incumbent directors should be nominated for re-election to the Board. In the case of new director candidates, the Board will seek candidates meeting the criteria set forth above from the Board’s network of contacts. However, if and when deemed appropriate by the Board, a professional search firm may also be utilized to identify qualified candidates.

        Nominations by Shareholders. The Board will consider director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:

•	Shareholder nominations must be delivered in writing to the Secretary of the Company;

•	Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

•	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.

        Submissions should be delivered to the Secretary of the Company not less than 60 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholder meeting.

        Director Qualifications. It is the policy of the Board of Directors to seek and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Board seeks a diverse group of candidates who posses the background, skills and expertise to make significant contributions to the Board, the Company and its shareholders. Desired qualities to be considered include:

Experience (in one or more of the following):

•	High-level leadership experience in business or administrative activities;

•	Breadth of knowledge about issues affecting the Company and its subsidiaries;

•	The ability and willingness to contribute special competencies to Board activities; and

•	The ability to read and understand financial statements.

Personal Attributes

•	Personal integrity;

•	Loyalty to the Company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in the Company’s good corporate citizenship and its corporate image;

•	Availability for meetings and consultation on Company matters

•	Contacts within the community; and

•	The willingness to assume Board and fiduciary responsibilities.

        Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

        The Board does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder.

Shareholder Communications with the Board

     The Board of Directors has implemented a process for shareholders to send communications to the Board. Shareholders who wish to communicate directly with the Board of Directors or any particular director should deliver any such communications in writing to the Secretary of the Company. The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the Board or the specific directors requested. The Secretary of the Company will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Shareholder Proposals for 2006 Annual Meeting

     The deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders is December, 2005. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2006 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement) by March, 2006, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Compensation of Directors

     Each director of the Company receives $200 for each Board meeting attended and $100 for each committee meeting attended. In 2004, each outside director of the Company also received an annual retainer of 200 shares of the Company’s common stock.

     In June 2001, the Board of Directors adopted the Director Stock Purchase Plan (the “Plan”). The Plan provides that non-employee directors of the Company and the Bank may elect to purchase shares of the Company’s common stock in lieu of receiving cash for director fees earned in each calendar quarter. The purchase price for shares acquired under the Plan is $2.00 less than the closing market price of the Company’s common stock as reported on the Over-the-Counter Bulletin Board on the last day of each calendar quarter. A non-employee director may join the Plan at any time during the last seven days of each calendar quarter.

Code of Ethics

     The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer, a copy of which was filed as Exhibit 14.1 to the Company’s Form 10-KSB for the year ended December 31, 2003.

No Family Relationships Among Directors and Officers

     There are no family relationships between any director or executive officer of the Company or the Bank and any other director or executive officer of the Company or the Bank.

EXECUTIVE OFFICERS

     Executive officers of the Company and the Bank are appointed by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and hold office at the pleasure of the respective Board. The executive officers of the Company and Bank are as follows:

Name	Position with the Company and Bank
Patrick G. Blanchard	President and Chief Executive Officer of the Company
Remer Y. Brinson, III	President and Chief Executive Officer of the Bank
James M. Thomas	Senior Vice President, Chief Financial Officer and Secretary of the Company and the Bank

     Biographical information for Messrs. Blanchard and Brinson is in the section titled “Proposal No. 1: Election of Directors,” above.

     James M. Thomas, age 57, has served as the Senior Vice President and Chief Financial Officer of both the Company and the Bank since January 2002. In November 2002 Mr. Thomas was elected Secretary of the Bank and in May 2003 Mr. Thomas was elected Secretary of the Company. From 1988 to 2001, Mr. Thomas was the president of J. M. Thomas & Associates, Inc., an accounting and financial services consulting firm for community banks. Mr. Thomas is a C.P.A. and a C.I.A. and holds a B.S. in Mathematics and a Masters Degree in Professional Accountancy from Georgia State University.

EXECUTIVE COMPENSATION

Compensation of Officers

     The following table provides certain summary information for the fiscal years ended December 31, 2004, 2003, and 2002 concerning compensation paid or accrued by the Company or the Bank to or on behalf of Patrick G. Blanchard and Remer Y. Brinson, the two executive officers of the Company and the Bank whose total salary and bonus for 2004 exceeded $100,000 (the “Named Executive Officers”):

		Annual		Long Term
		Compensation		Compensation
				Securities
Name and				Underlying
Principal Position	Year	Salary	Bonus	Options
Patrick G. Blanchard	2004	$145,000	$27,561	7,500	(1)
President and Chief	2003	140,000	110,882	10,000
Executive Officer	2002	130,000	94,953	7,500

Remer Y. Brinson, III
President and Chief	2004	$145,000	$27,561	7,500	(1)
Executive Officer of First	2003	140,000	110,882	10,000
Bank of Georgia	2002	130,000	94,953	7,500

(1)	These options were earned in 2004 and granted in 2005. All options have been adjusted for the 5-for-4 stock split effected on April 1, 2005.

Employment Agreement With Company’s Chief Executive Officer

     The Company has entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The term of the employment agreement is renewed for a three-year period on the last day of February of each year, upon a determination by the Board of Directors of the Company and the Bank that the employment agreement should be extended.

     Mr. Blanchard’s employment agreement provides for an annual base salary of $120,000 per year, which may be increased at the discretion of the Board of Directors, and an annual incentive bonus of $12,000 (which may also be increased at the discretion of the Board) if the Bank meets specific performance goals. Stock options are also provided under the employment agreement. On April 1, 1999, Mr. Blanchard was granted an option to purchase 25,562 shares of common stock at an exercise price of $3.91 per share (as adjusted for stock splits and stock dividends). The option is subject to a vesting schedule based principally on certain performance criteria of the Bank. The options vested as follows: approximately 25% vested on April 1, 1999, approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $100 million (which was 2000), approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $150 million (which was 2001), and approximately 25% vested at the end of the calendar year when the Bank’s average assets exceeded $200 million (which was 2002). As the Bank’s average assets exceeded $200 million at the end of 2002, all options under this agreement are presently exercisable. The stock option expires on the tenth anniversary of the date of grant. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

     Under the employment agreement, in the event Mr. Blanchard’s employment is terminated in connection with or within three years after any “change of control” (as defined in the employment agreement) of the Company, other than for “cause” (as is also defined in the employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the “in the money” portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard’s stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities relative to those prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for any other reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The preceding change in control provisions remain in effect for three years and automatically renew for a three-year period on each anniversary of the date of the agreement, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

     The employment agreement further provides that Mr. Blanchard’s employment is terminable for cause. If Mr. Blanchard’s employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard’s employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

Severance Agreements

     Each of Messrs. Brinson and Thomas has entered into a severance agreement with the Company containing terms substantially similar to the change of control provisions contained in Mr. Blanchard’s employment agreement. However, neither of these individuals has entered into an employment agreement with the Company or the Bank.

Stock Option Plans

     Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank’s Annual Meeting of Shareholders, duly approved and authorized the 1997 Plan. Pursuant to the plan of reorganization, the Company adopted the 1997 Plan and the shares of Bank common stock reserved for issuance under the 1997 Plan became shares of Company common stock. The 1997 Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the 1997 Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The maximum number of shares which shall be reserved and made available for sale under the 1997 Plan is currently 345,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the 1997 Plan. Under the 1997 Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the 1997 Plan. The 1997 Plan is administered by the Board of Directors and the Stock Option Committee. Members of the Committee are required to be “Non-Employee Directors” as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 1997 Plan, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

     On March 23, 2004, the Board of Directors of the Company adopted the Georgia-Carolina Bancshares, Inc. 2004 Incentive Plan (the “2004 Plan”) for directors, officers, key employees and consultants or advisors. On May 25, 2004, the shareholders of the Company adopted the 2004 Plan. The purpose of the 2004 Plan is to encourage participating directors, officers, key employees and consultants or advisors to increase their efforts to make the Company and its subsidiaries more successful, to provide them an additional inducement to continue to provide services to the Company, to reward them by providing an opportunity to acquire incentive awards on favorable terms and to provide a means through which the Company and its subsidiaries may attract people to enter employment or engagement with the Company. The 2004 Plan provides for the grant of (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) performance units; and (vi) phantom stock (collectively, “Awards”).

     The 2004 Plan is administered by the Board of Directors and the Stock Option Committee of the Board of Directors of the Company. Subject to the provisions of the 2004 Plan, the Board has the authority to determine, among other things, the individuals to whom Awards shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each Award, and the form of the Award to be granted.

     The following table provides certain information concerning options earned during 2004, as adjusted to reflect the 5-for-4 stock split effected on April 1, 2005:

					Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total Options			Annual Rates of Stock
	Underlying	Earned by Employees	Exercise or	Expiration	Price Appreciation for
Name	Options Granted	in 2004	Base Price	Date	Option Term(1)
					5%	10%
Patrick G. Blanchard	7,500	24.7%	$16.40	1/25/2015	$77,354	$196,030

Remer Y. Brinson, III	7,500	24.7%	$16.40	1/25/2015	$77,354	$196,030

(1)	Reflects the value that would be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the common stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or non-transferability.

     The following table provides certain information concerning options exercised by the Named Executive Officers in 2004 and the amount and value of stock options held by the Named Executive Officers as of December 31, 2004 (as adjusted for the 5-for-4 stock split effected on April 1, 2005):

Number of Securities
			Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options
	Shares		as of 12/31/04	as of 12/31/04
	Acquired on	Value
Name	Exercised	Realized (2)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Patrick G. Blanchard	—	—	63,700 / 12,450	$775,376 / $89,795

Remer Y. Brinson, III	2,750	$41,635	60,950 / 12,450	$745,851 / $89,795

(1)	Dollar values calculated by determining the difference between the split-adjusted closing price of $16.72 per share of common stock, as reported by the Over-the-Counter Bulletin Board, on December 31, 2004, and the exercise price of the options.

(2)	Dollar value calculated by determining the difference between the split-adjusted closing price of $18.80 per share of common stock, as reported by the Over-the-Counter Bulletin Board, on February 13, 2004, and the exercise price of the options.

Equity Compensation Plan Information

     The Company currently has three equity compensation plans: (i) the 1997 Stock Option Plan, which was approved by shareholders; (ii) the 2004 Incentive Plan, which was approved by shareholders; and (iii) the Director Stock Purchase Plan, which has not been approved by shareholders. The following table provides information as of December 31, 2004 regarding the Company’s then existing compensation plans and arrangements:

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price of	available for future issuance
	exercise of outstanding	outstanding	under equity compensation
	options, warrants and	options, warrants	plans (excluding securities
	rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Option Plan	301,473	$5.82	27,777
2004 Incentive Plan	0	$0.00	330,125
Equity compensation plans not approved by security holders	N/A	N/A	143,410

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

General

     Under rules established by the SEC, the Company is required to provide certain information with respect to compensation provided to the Company’s executive officers. The SEC regulations require a report setting forth a description of the Company’s executive compensation policy in general, as well as the considerations that led to the compensation decision affecting the Company’s President and Chief Executive Officer, Mr. Blanchard. In fulfillment of this requirement, the Board of Directors has prepared the following report for inclusion in this proxy statement.

     The fundamental policy of the Company’s compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of the Company, and to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that enhance shareholder value. The Company’s executive compensation package historically has consisted of salary, annual bonus, health insurance, automobile usage and other customary fringe benefits. The grant of stock options under the Company’s 2004 Incentive Plan is also a part of the Company’s compensation package for certain executive officers.

Salary

     The members of the Board of Directors participated in deliberations regarding salaries of executive officers. Mr. Blanchard did not participate in deliberations concerning his own compensation. Although subjective in nature, factors considered by the Board in recommending the salaries of executive officers were Mr. Blanchard’s recommendations (except with respect to his own salary), compensation paid by comparable banks to their executive officers (although such information was obtained informally and the Company did not attempt to pay any certain percentage of salary for comparable positions with other banks), each executive officer’s performance, contribution to the Company, tenure in his or her position, and internal comparability considerations. The Board established the salary of Mr. Blanchard based on Mr. Blanchard’s salary during the preceding fiscal year, his tenure, the salaries of chief executive officers of comparable bank holding companies (although such information was obtained informally and the Company did not attempt to pay any certain percentage of salary for a comparable position with other bank holding companies) and the increase in earnings of the Company in recent years. Mr. Blanchard’s salary was approved by a vote of the Board of Directors excluding Mr. Blanchard. The Board did not assign relative weights to the factors considered in setting salaries of executive officers, including Mr. Blanchard.

Annual Bonus Compensation

     Annual bonuses for the fiscal year ended December 31, 2004, paid in the form of cash, were based on a predetermined formula approved by the Executive Committee. The principal components of the formula included measurements of loan quality, net loan growth and after-tax earnings.

Stock Options

     During 2004, the Board of Directors approved the grant of incentive stock options to certain officers and employees of the Company, including a grant to Mr. Blanchard of options to purchase 7,500 shares of the Company’s common stock at an exercise price of $16.40 per share.

PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total stockholder return on the Company’s common stock with the cumulative return of the Standard & Poor’s Small Cap 600 Stock Index (“S&P 600”) and an index of the Company’s peers selected by the Company. The graph assumes that the value of an investment in the Company’s common stock and in each index was $100 on December 31, 1999, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered as an indication of future performance. The stock price information was provided to the Company by Standard & Poor’s.

	December 31,
	1999	2000	2001	2002	2003	2004
Georgia-Carolina Bancshares, Inc.	100.00	93.62	103.15	211.99	528.51	490.93
S&P Small Cap 600 Index	100.00	111.80	119.11	101.68	141.13	173.09
Peer Group	100.00	88.80	109.96	125.84	188.18	209.76

Peer Group Companies

Appalachian Bancshares	Flag Financial Corp.	Southeastern Banking Corp.
CCF Holding Co.	Georgia Bank Financial Corp.	Southwest Georgia Financial Corp.
Citizens Bancshares Corp.	Georgia-Carolina Bancshares	Summit Bank Corp (GA)
Colony Bankcorp, Inc.	Habersham Bancorp, Inc.	WGNB Corp.
Community National Bancorp	PAB Bankshares, Inc.
Crescent Banking Co.	Savannah Bancorp, Inc.

RELATED PARTY TRANSACTIONS

     During 2004, the Bank entered into transactions with an independent insurance agency, of which one of the Company’s directors, Mr. Joesbury, is President. The total amount of premiums paid on various insurance policies provided to the Bank was approximately $69,930 for 2004.

     During 2004, the Bank paid to Warlick, Tritt, Stebbins, and Hall LLP, an Augusta, Georgia law firm, an aggregate of $66,457 for legal services provided to the Bank. Mr. J. Randal Hall, a director of the Company, is a partner of the law firm.

     The Bank extends loans from time to time to certain of the Company’s and the Bank’s directors, their associates and members of the immediate families of the directors and executive officers of the Company and the Bank. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the Company’s 2004 audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for 2004 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Phillip G. Farr
George H. Inman
Arthur J. Gay, Jr.
James L. Lemley, M.D.
Hugh L. Hamilton, Jr.
A. Montague Miller
George O. Hughes

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 1, 2005 with respect to ownership of the outstanding common stock of the Company by (i) each director and Named Executive Officer of the Company, (ii) all directors and executive officers of the Company, as a group, and (iii) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock.

		Percentage of
	Amount and Nature of	Outstanding
Name of Beneficial Owner	Beneficial Ownership(1)	Shares
Patrick G. Blanchard(2)	76,381	2.2%
Remer Y. Brinson, III(3)	62,699	1.8%
Larry DeMeyers	18,382	*
Phillip G. Farr	32,133	1.0%
Samuel A. Fowler, Jr.(4)	41,730	1.3%
Arthur J. Gay, Jr.	19,040	*
Joseph D. Greene	51,944	1.6%
J. Randal Hall	15,057	*
Hugh L. Hamilton, Jr.	50,937	1.5%
William G. Hatcher, Sr.	48,523	1.5%
George O. Hughes(5)	143,322	4.3%
George H. Inman(6)	48,872	1.5%
David W. Joesbury, Sr.(7)	48,372	1.5%
John W. Lee(8)	150,950	4.6%
James L. Lemley, M.D. (9)	61,759	1.9%
A. Montague Miller	37,857	1.1%
Julian W. Osbon	118,345	3.6%
Robert N. Wilson, Jr.(10)	47,852	1.4%
Bennye M. Young(11)	54,619	1.6%

All directors and executive officers as a group (20 persons)(12)	1,138,374	32.9%

*	Represents less than 1%.

(1)	“Beneficial ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The ownership percentages are based upon 3,320,452 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 3,320,452 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.

(2)	Includes 65,199 shares subject to presently exercisable stock options.

(3)	Includes 62,449 shares subject to presently exercisable stock options and 250 shares held by Mr. Brinson’s wife as custodian for their minor children.

(4)	Includes 345 shares owned by Mr. Fowler’s wife as to which Mr. Fowler disclaims beneficial ownership. Also includes 1,725 shares held by Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.

(5)	Includes 16,775 shares owned by Mr. Hughes’ wife as to which Mr. Hughes shares voting and investment power. Also includes 20,512 shares held by G.O. Hughes Furniture Co., Inc., as to which Mr. Hughes has sole voting and investment power.

(6)	Includes 10,637 shares owned by Mr. Inman’s wife.

(7)	Includes 7,245 shares owned by Mr. Joesbury’s wife, with whom Mr. Joesbury shares voting and investment power. Also includes 172 shares held by Mr. Joesbury as custodian for his child.

(8)	Includes 136,825 shares held by Leeward Group, LLLP, a partnership for which Mr. Lee exercises sole voting and investment power.

(9)	Includes 57,787 shares owned by the Patricia O. Lemley Trust (the “Trust”) of which Dr. Lemley is the trustee and 690 shares held by Dr. Lemley as custodian for his child.

(10)	Includes 3,015 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.

(11)	Includes 5,865 shares held in trust for the benefit of Ms. Young’s children.

(12)	Includes 137,248 shares subject to presently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has approved the selection of Cherry, Bekaert & Holland, L.L.P., which served as the Company’s independent public accountants for the year ended December 31, 2004, as the Company’s independent public accountants to audit the books of the Company for the current fiscal year, to report on the consolidated balance sheets and related statements of income, changes in shareholders’ equity and cash flows of the Company and to perform such other appropriate accounting services as may be required by the Company.

     Representatives of Cherry, Bekaert & Holland, L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     Audit Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-QSB were $43,805 for 2004 and $38,050 for 2003.

     Audit-Related Fees. The aggregate fees billed by Cherry, Bekaert & Holland, L.L.P. for audit-related services were $7,510 for 2004 and $15,946 for 2003. These fees related to compliance audits, consent procedures and other audit requirements.

     Tax Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. for tax compliance, tax advice and tax planning were $3,150 for 2004 and $2,625 for 2003. These fees were incurred in connection with the preparation of the Company’s tax returns.

     All Other Fees. The aggregate fees billed for professional services rendered by Cherry, Bekaert & Holland, L.L.P. of this nature were $12,273 for 2004 and $10,390 for 2003. These fees relate to assistance in connection with regulatory filings and accounting and disclosure consultation.

     All services described above were pre-approved by the Audit Committee.

OTHER MATTERS

Annual Report to Shareholders and Report on Form 10-KSB

     Additional information concerning the Company, including financial statements, is provided in the Company’s 2004 Annual Report to Shareholders that accompanies this proxy statement. The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Mr. James M. Thomas, Chief Financial Officer, at the offices of the Company, 2805 Wrightsboro Road, Augusta, Georgia 30909. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company’s expenses in furnishing such documents.

Other Business

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

GEORGIA-CAROLINA BANCSHARES, INC.
REVOCABLE PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Samuel A. Fowler, Jr. and Phillip G. Farr, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 24, 2005 at 2:00 p.m. at the Radisson Riverfront Hotel, the Walsh Room, Two Tenth Street, Augusta, Georgia 30901, or at any adjournments or postponements thereof upon the following:

1.	To elect the following six Class II directors to serve for a term of three years, expiring at the 2008 Annual Meeting of the Shareholders, and until their successors are elected and qualified:

Larry DeMeyers, J. Randal Hall, George O. Hughes, George H. Inman, James L. Lemley, M.D. and Julian W. Osbon

	☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

	Instructions:	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and mark through that nominee’s name.

2.	To transact such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE NOMINEES, AND UNLESS
INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED
BY THOSE NAMED HEREIN AS DETERMINED BY THE BOARD OF DIRECTORS OF THE COMPANY.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Stockholder sign above

Co-holder (if any) sign above

Print name(s):

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated:

I plan to attend the Annual Meeting:  Yes                       No